Exhibit 10.1

PERFORMANCE CASH PLAN AGREEMENT

This Performance Cash Plan Agreement (the “Agreement”) is entered into by [_________] (“you” or “Employee”) for the benefit of Lightning eMotors, Inc., Inc, a Delaware corporation, (“Lightning eMotors” or “Company”), and shall be deemed effective on June 1, 2023 (the “Effective Date”). The purpose of this Agreement is to offer a meaningful cash incentive opportunity (the “Award” or “Cash Award”) to the Company’s senior key leaders who will drive successful accretive value for Lightning eMotors’ shareholders during a specified performance period. The terms of this Agreement are as follows:

1.     Period of this Agreement

This Agreement’s Cash Awards will be paid dependent on achievement of defined strategic targets and financial performance for the performance period of June 1, 2023 to May 31, 2026 (the “Performance Period”). This Agreement is not renewable unless expressly agreed upon in writing between Lightning eMotors and you, and it does not guarantee your employment for any specific period of time. Nothing in this agreement modifies or impacts your status as an at-will employee; you will, at all times, remain an at-will employee, meaning that you or Lightning eMotors may terminate your employment at any time, for any reason, and without advance notice. No provision of this Agreement shall be construed to create an express or implied agreement of employment for any specific period of time.

2.     Performance Cash Awards
(a)    Generally. Subject to the conditions herein, Lightning eMotors will provide you with a total cash award opportunity in the gross amount of [$_________], eligible to be earned in one-third payouts, with each payout based on the achievement of one of the three distinct performance targets (each, an “Achievement Target”) over the Performance Period (each, a “Cash Award”). Except as specified in this Agreement, in order to earn each Cash Award, you must be employed with the Company on the achievement date of the Cash Award as specified in the table below (“Achievement Date”). Payment of the Cash Awards shall be made as set out in Section 3(a) of this Agreement. Certification of each Achievement Target shall be made by the Board. The three (3) Achievement Targets are as follows:

1)Closing of a Strategic Transaction[1]
Cash Award	Achievement Date	Achievement Target
$[Amount]	Upon the closing of a strategic transaction	Closing of a Strategic Transaction

1 As defined by the Company’s Board (e.g., capital raise, acquisition, etc.)

1) Sustained Revenue
Cash Award	Achievement Date	Achievement Target
$[Amount]	The last day of the quarter within which the goal is met (even if certification of such achievement follows such date)	Revenues of $125M in any consecutive four-quarter period

1)Increased Sustained Revenue
Cash Award	Achievement Date	Achievement Target
$[Amount]	The last day of the quarter within which the goal is met (even if certification of such achievement follows such date)	Revenues of $250M in any consecutive four-quarter period

(b)    Change in Control.
(i)    Generally. In the event of a Change in Control, as defined in Section 3(b)(iii), achievement of the Achievement Targets shall be waived for any unearned Cash Award, and shall immediately be deemed satisfied as of the date of the Change in Control, and payable as set out in Section 3(b)(i) of this Agreement subject to your continued employment through the second anniversary of the Effective Date of this Agreement with the Company, or the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof.
(ii)    Termination of Employment. In the event of a Change in Control and the termination of your employment without Cause or for Good Reason during the Change in Control Period, achievement of the Achievement Targets shall be waived for any unearned Cash Award, and shall immediately be deemed satisfied as of the date of your termination of employment, and payable as set out in Section 3(b)(ii) of this Agreement.
3.     Form and Timing of Award Payment
(a)     Generally. Each Cash Award will be paid in a lump-sum payment after the successful achievement of an Achievement Target and following the Achievement Date, subject to any time required to certify achievement of the Achievement Target; but, if all three Achievement Targets are met in any order prior to the second anniversary of the Effective Date of this Agreement, then the last Cash Award earned will be paid no earlier than the last day of the second year of the Performance Period, subject to your continued employment through that date with the Company or the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof following a Change in Control.
    If earned, each of the first two of any of the Cash Awards will be paid during the next regular payroll cycle following Board certification confirming achievement of the Achievement

Target, and no later than the fifteenth (15th) day of the third month following the calendar year in which the Achievement Target was met.
(b)    Change in Control.
(i)    Generally. In the event of a Change in Control wherein certain Achievement Targets have been waived as set out in Section 2(b)(i) of this Agreement, the related Cash Awards will be paid to you in a lump-sum payment no earlier than the last day of the second year of the Performance Period, subject to your continued employment through that date with the Company or the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof following a Change in Control.
(ii)    Termination of Employment. If your employment is terminated without Cause or is terminated for Good Reason during the Change in Control Period and certain Achievement Targets have been waived as set out in Section 2(b)(ii), the related Cash Awards will be paid to you in a lump-sum payment following your termination of employment and within ten (10) days following your execution and non-revocation of a waiver and release of claims agreement, as prepared by and in customary form and substance reasonably satisfactory to the Company (the “Release”).
        (iii)    Definitions.

(I)For purposes hereof, “Cause” means (i) willful misconduct, including, but not limited to, acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing, or misfeasance, which, in each case, either (a) is with regard to the Company or Employee’s duties, or (b) is material and has, or is likely to have, a negative impact on the Company, economically, reputational, or otherwise; (ii) substantial negligence or inattention to the Company’s business; (iii) the commission of, or indictment or conviction (or plea of guilty or no contest) for, (a) any felony, or (b) any crime involving fraud, dishonesty, embezzlement, moral turpitude, or theft; (iv) the intentional and wrongful disclosure of the Company’s Confidential Information, as defined in in the Employee Confidential Information and Inventions Assignment Agreement signed by the Employee as of the date of this Agreement; (v) the willful failure to substantially perform Employee’s duties and obligations after the Company has given Employee written notice of the alleged willful failure and thirty (30) days to cure said alleged willful failure; (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, on behalf of, or in relation to the Company; (vii) reporting to work under the influence of alcohol, alcohol or prescription drug abuse materially affecting work performance, or the illegal use of drugs; or (viii) the engagement in any other acts or omissions intentionally contrary to the Company’s announced policies or practices. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the discharge of the Employee for Cause. For purposes of this definition, “Company” shall include the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof following a Change in Control.

(II)For purposes hereof, “Change in Control” has the meaning ascribed to such term under the Company’s 2021 Equity Incentive Plan, as may be amended from time to time; provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(III)For purposes hereof, “Change in Control Period” means the timeframe commencing three months preceding the date of the Change in Control and ending as of the second anniversary of the Effective Date of this Agreement.

(IV)For purposes hereof, “Good Reason” for Employee to terminate Employee’s employment hereunder shall mean the occurrence of any of the following events without Employee’s consent: (i) a material diminution in the Employee’s annual base salary, except where such reduction occurs as part of and is commensurate in amount with an across-the-board reduction in salary affecting all senior executives of the Company; (ii) a material change in the geographic location of the Employee’s principal business office; in order for a change to be material hereunder, the Employee’s principal business office must be moved to a location more than fifty (50) miles from the Company’s office as of the Effective Date; or (iii) any other action or inaction by the Company that constitutes a material breach of his or her employment agreement (including any material diminution to Employee’s reporting relationship or responsibilities as set forth in his or her employment agreement). The foregoing shall constitute Good Reason only if (A) the Employee provides written notice to the Company of any event(s) alleged to constitute Good Reason within ninety (90) calendar days of the initial occurrence of the event, with such notice providing a detailed description of the circumstances constituting Good Reason (a “Good Reason Notice”), (B) any such reduction, change, or breach is not remedied or cured within thirty (30) calendar days after the Company’s receipt of a written Good Reason Notice from the Employee (the “Cure Period”) and (C) the Employee actually terminates employment within thirty (30) calendar days following the expiration of the Cure Period. For purposes of this definition, “Company” shall include the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof following a Change in Control.
Each Cash Award payment is subject to standard deductions and withholdings specific to the eligible participant.
Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law, regulation or listing exchange requirement.
4.    Termination of Employment

(a)Generally. In the event that you resign or that Lightning eMotors terminates your employment for any reason (other than as set forth in Section 4(b)(ii) of this Agreement) prior to the end of the Performance Period, any unearned Cash Award shall be forfeited.

(b)Change in Control.

(i)In the event of a Change in Control and the termination of your employment either for Cause or without Good Reason during the Change in Control Period, the Cash Awards shall be forfeited.

(ii)In the event of a Change in Control and the termination of your employment without Cause or for Good Reason during the Change in Control Period, the Cash Awards shall be payable as set out in Section 3(b)(ii) of this Agreement.

5.    Golden Parachute Excise Tax

Payments an Employee receives pursuant to this Agreement (“Payment”) may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”).

6.    Governing Law

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the laws of the state of Colorado.

7.     Prior Agreement(s)

This Agreement represents the entire understanding between you and Lightning eMotors relating to your eligibility to receive a Cash Award, and this Agreement supersedes and displaces any prior oral agreements or discussions relating to such matters. All of your obligations under any other agreement(s) remain in effect, including your obligations relating to Lightning eMotors’ and the Affiliates’ trade secrets and confidential information and your non-competition and non-solicitation obligations with respect to Lightning eMotors and the Affiliates. For purposes hereof, “Affiliates” has the meaning ascribed to such term under the Company’s 2021 Equity Incentive Plan, as may be amended from time to time.

8.     Modification

No provision of this Agreement may be modified, altered or amended, except by collective agreement between Lightning eMotors and you in writing.

9.    Section 409A

(a)General. This Agreement is intended to comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section 9(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify the Employee for any taxes, interest or other liabilities arising under or by operation of Section 409A.

(b)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount that constitutes “deferred compensation” under Section 409A that is payable upon Employee’s termination of employment shall be payable unless the termination of Employee’s employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”).

(c)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(d)    Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Employee’s Separation from Service are subject to Employee’s execution and delivery of the Release, (i) if Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Employee’s acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Employee’s date of termination and the last day the Release may be considered or, if applicable, revoked, fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 9(d), “Release Expiration Date” shall mean (1) if Employee is under 40 years old as of the date of termination, the date that is seven (7) days following the date upon which the Company timely delivers the Release to Employee, and (2) if Employee is 40 years or older as of the date of termination, the date that is 21 days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Employee’s termination of employment are delayed pursuant to this Section 9(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Employee executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 9(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.

10.    Employee Acknowledgement

Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment and upon advice of independent counsel regarding his or her rights and obligations under this Agreement.
                        Employee

__________________                ________________________________
Date                        Signature

By:
Title:

Lightning eMotors

                    ________________________________
Date                        By:                                                    Title:
4876-1535-5743, v. 4